Exhibit 99.3

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson
818.676.6978
david.w.olson@healthnet.com

Michael Engelhard
818.676.7620
michael.engelhard@healthnet.com

HEALTH NET ANNOUNCES SETTLEMENT OF

MDL PHYSICIAN CLASS ACTION LITIGATION

LOS ANGELES, May 3, 2005 – Health Net, Inc. (NYSE:HNT) today announced it has reached a settlement with approximately 900,000 physicians across the nation thus ending various class action lawsuits brought by physicians, the first of which was filed in September 1999. The settlement, the third among the managed care companies involved in this Multi District Litigation (MDL), includes Health Net’s commitment to institute a number of business practice changes that will benefit physicians and strengthen Health Net’s physician relationships.

“This will allow us to continue to enhance our working relationship with the physicians who serve our members. It will put a potentially contentious matter behind us. As part of the settlement, Health Net has already begun to implement a number of new business practices that will improve health plan/physician relationships and contribute to improvements in our operations,” said Jay Gellert, president and chief executive officer of Health Net.

“This is the right thing for our members, our physician partners, our company and our stockholders,” Gellert added.

“Over the past year, Health Net has taken many steps to improve provider relationships. This settlement is just the latest manifestation of its commitment to be a reliable and trustworthy partner with our physician members,” said Jack Lewin, M.D., Executive Director of the California Medical Association. “In so doing, Health Net is helping California physicians to focus more of their resources on patient care.”

The settlement will be presented for court approval in the Southern District of Florida located in Miami on May 6, 2005. This court has jurisdiction over the MDL lawsuits. Final approval is expected to take five to six months.

Health Net estimates that the direct and indirect costs to implement the business practice changes will be more than $80 million over the four-year term of the commitments in the settlement agreement. In addition, the settlement includes a payment of $40 million to general settlement funds and an expected award of up to $20 million for plaintiffs’ legal fees. Health Net will record an approximately $66 million pretax charge against earnings in the first quarter of 2005 to account for the settlement amounts, its legal expenses and other costs related to the MDL litigation in Miami.

Among the business practices changes Health Net has agreed to implement are:

•	Enhanced disclosure of certain claims payment practices;

•	Conform claims-editing software to certain editing and payment rules and standards;

•	Payment of electronically submitted claims in 15 days and 30 days for paper claims;

•	Use a uniform definition of medical necessity that includes reference to generally accepted standards of medical practice and credible scientific evidence published in peer-reviewed medical literature;

•	Establish a Billing Dispute External Review Board to afford prompt, independent resolution of billing disputes;

•	Provide 90-day notice of changes in practices and policies and implement various changes to standard form contracts;

•	Establish an independent Physician Advisory Committee;

•	Where physicians are paid on a “capitation” basis, provide projected cost and utilization information, provide periodic reporting, and not delay assignment to the capitated physician; and

•	Other changes.

“These steps will substantially improve the operating climate for Connecticut physicians,” said Tim Norbeck, Executive Director of the Connecticut State Medical Society. “This improved transparency will be welcomed by physicians in Connecticut and elsewhere.”

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.5 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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